UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C INFORMATION
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Information Statement Pursuant to Section 14 (c) of the
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BTHC III, INC.

(Name of Registrant as Specified In Its Charter)
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INFORMATION STATEMENT OF
BTHC III, INC.
12890 Hilltop Road
Argyle, Texas 76226

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
NOTICE OF ACTION TO BE TAKEN PURSUANT TO THE WRITTEN CONSENT OF MAJORITY
STOCKHOLDERS IN LIEU OF A SPECIAL MEETING OF THE STOCKHOLDERS
This Information Statement is first being furnished on or around January 10, 2006 to the stockholders of record as of the close of business on December 18, 2006 of the common stock of BTHC III, INC., a Delaware corporation (the “Company”). This Information Statement is being provided to you solely for your information. The Board of Directors, by written consent dated December 27, 2006 and Stockholders holding 1,547,000 shares or 70% of the Company’s 2,209,993 issued and outstanding shares of common stock (the “Voting Shares”) that are entitled to vote on the matters described in this information statement (the “Consenting Stockholder”) have already approved each of the following actions:
1.	An amendment of the Certificate of Incorporation to:
a.	change the name of the Company from “BTHC III, INC.” to “International Stem Cell Corporation”;

b.	increase the number of authorized common stock to 220,000,000 and increase the number of preferred stock to 20,000,000; and

c.	opt out of Section 203 of the Delaware General Corporation Law (the “DGCL”);
2.	Adopt new the amended and related Bylaws of the Company; and

3.	Approve the Company’s 2006 Stock Option Plan.
Such approval and consent constitute the approval and consent of holders of a majority of the total number of the Voting Shares and are sufficient under the DGCL the Company’s Bylaws to approve the action(s). Accordingly, the action(s) will not be submitted to the other stockholders of the Company for a vote, and this information statement is being furnished to stockholders to provide them with certain information concerning the action(s) in accordance with the requirements of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder, including Regulation 14C.
Expenses of the Information Statement
The Company will pay all costs associated with the distribution of this information statement, including the costs of printing and mailing. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this information statement to the beneficial owners of the Company’s common and preferred stock.

The Company will only deliver one information statement to multiple security holders sharing an address unless the Company has received contrary instructions from one or more of the security holders. Upon written or oral request, the Company will promptly deliver a separate copy of this information statement and any future annual reports and information statements to any security holder at a shared address to which a single copy of this information statement was delivered, or deliver a single copy of this information statement and any future annual reports and information statements to any security holder or holders sharing an address to which multiple copies are now delivered. You should direct any such requests to the following address:
BTHC III, INC.
12890 Hilltop Road
Argyle, Texas 76226
Tel: (972) 233-00300
Record Date
The close of business on December 18, 2006, has been fixed as the (the “Record Date”) for the determination of stockholders entitled to receive this Information Statement.
Interest of Certain Persons in Matters to be acted upon
No director, executive officer, nominee for election as a director, associate of any director, executive officer or nominee or any other person has any substantial interest, direct or indirect, through security holdings or otherwise, in any action covered by the related resolutions adopted by the Board of Directors and the Consenting Stockholders, which is not shared by all other stockholders.
ACTION 1
AMENDMENT TO THE CERTIFICATE OF INCORPORATION
The Consenting Stockholder adopted and approved an amendment (the “Amendment”) to the Company’s Certificate of Incorporation to change the Company’s name to International Stem Cell Corporation, increasing the number of authorized shares to 220,000,000 of which 200,000,000 are designated as common stock and 20,000,000 are designated as preferred stock and opt out of Section 203 of the DGCL.
The text of the Amendment is attached to this Information Statement as Exhibit 3.1 hereto. The Amendment will become effective (the “Effective Date”) once it is filed with the Secretary of State of Delaware. Under Federal securities laws, the Company cannot file the Amendment until at least 20 days after mailing this Information Statement to our stockholders.
Name Change
The Company’s new name better reflects the Company’s new business and operations. The Company was organized on June 7, 2005 as a Delaware corporation to effect the reincorporation of BTHC III, LLC, a Texas limited liability company, mandated by a plan of reorganization. In accordance with the confirmed plan of reorganization, the Company’s business plan was to seek to identify a privately-held operating company desiring to become a publicly held company by merging with us through a reverse merger or acquisition. On December 28, 2006, pursuant to the terms of the Exchange Agreement, the Company acquired all of the issued and outstanding shares of International Stem Cell Corporation, a California corporation (“ISC”) in exchange (the “Exchange”) for the issuance of 33,111,502 shares of common stock of the Company to the ISC Shareholders, such shares representing, in the aggregate, approximately 97.4% of the issued and outstanding capital stock of the Company. The closing of the Exchange pursuant to the terms of the Exchange Agreement resulted in a change of control of the Company and ISC became the wholly-owned subsidiary of the Company. The name change is intended to better reflect our new business operations.

A detailed description of the Exchange and a copy of the Exchange Agreement has been filed with the Securities and Exchange Commission (“SEC”) as an exhibit to a Current Report on Form 8-K (the “Form 8-K) on December 28, 2006.
As of the date hereof, all of our common stock has been issued in book-entry-form only, therefore our transfer agent, Securities Transfer Company, will effect the name change on their books and records. If, however, a stockholder wishes to acquire a certificate reciting the name “International Stem Cell.” after the Effective Date, he or she may do so by contacting transfer agent with a request for a certificate. Our transfer agent is: Securities Transfer Company, Inc., 2591 Dallas Parkway, Frisco, Texas 75034. Tel: (469) 630-0100.
Increase in Authorized Shares
Management believes that it is desirable to have additional shares of common stock available for other possible future financings, possible future acquisition transactions, stock dividends, stock splits and other general corporate purposes. The Company’s directors believe that having such additional authorized shares of common stock available for issuance in the future should give the Company greater flexibility and may allow such shares to be issued without the expense and delay of a further information statement, holding a special stockholders’ meeting or otherwise obtaining further stockholder approval. Although such issuance of additional shares with respect to future financings and acquisitions would dilute existing stockholders, management believes that such transactions would increase the value of the Company to its stockholders. The Company has no current plans, proposals or arrangements written or otherwise, at this time, that we believe will require the issuance of the additional shares of common stock to be authorized.
Although the increase in the number of authorized shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company), the reverse stock split proposal is not being undertaken in response to any effort of which the Board of Directors is aware to accumulate shares of the Common Stock or obtain control of Company. The Board of Directors does not currently contemplate the adoption of any amendments to the Certificate of Incorporation that could be construed to affect the ability of third parties to take over or change the control of the Company.
Section 203 of the General Corporation Law
Unless a corporation’s certificate of incorporation expressly elects to not be governed by Section 203 of the DGCL, a Delaware corporation is subject to the restrictions set forth in Section 203 of the DGCL. In general, Section 203 of the DGCL prevents an “interested stockholder” defined generally as a person who owns 15% or more of a corporation’s outstanding voting stock, with the exception of any person who owned and has continued to own shares in excess of the 15% limitation since December 23, 1987) from engaging in a “business combination” with a Delaware corporation for three years following the date such person became an interested stockholder. The term “business combination” includes mergers or consolidations with an interested stockholder and certain other transactions with an interested stockholder.

The effects of Section 203 may be avoided if: (1) before such person became an interested stockholder, the Board of Directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder; (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares held by directors who are also officers of the corporation and by employee stock ownership plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (3) on or following the date on which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders (and not by written consent) by the affirmative vote of the stockholders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.
Management believes that it is desirable and in the best interests of the Company’s stockholders to adopt an amendment to the Company’s Certificate of Incorporation expressly electing not to be governed by Section 203 of the DGCL. Remaining subject to Section 203 of the DGCL could delay, defer or inhibit a future acquisition of the Company that stockholders might consider in their best interest, including takeover attempts that might result in a premium over the market price for the shares held by stockholders.
ACTION 2
ADOPT AMENDED AND RESTATED BYLAWS
On December 27, 2006 the board of directors voted to amend and restate the Company’s bylaws (the “Amended and Restated Bylaws”), effective immediately.
The provisions of the Company’s Bylaws, as in effect prior to the adoption of the Amended and Restated Bylaws (the “Bylaws”), relating to stockholders meetings were amended to, among other things, (i) clarify when annual meetings of the stockholders will be held; (ii) provide that special meetings of the stockholders may be called by the board of directors, the President (or in his absence or disability, the Executive Vice President) or the holders of not less than 20%; (iii) permit notices of stockholder meetings and waivers of notice to be delivered by electronic transmission and specifying when notice of a stockholder meeting, if mailed, shall be deemed to be delivered; (iv) describe the required process and procedures for stockholder proposals and nominations to be property brought before an annual or special meeting of stockholders; (v) clarify the fixing of the record date by the board of directors; (vi) revise the provision dealing with the requirement to make the stockholder list available prior to a stockholder meeting on a reasonably accessible electronic network or at the principal place of business of the Company; and (vii) delineate the powers of the individual presiding at any stockholder meeting and provide that the Board may adopt the rules and regulations for the conduct of such meetings. The Bylaws where further amended to include such things as (i) telephonic attendance of Board meetings; (ii) electronic notice of special board meetings; and (iii) electronic communications to serve the same purpose as an original hard-copy documents while revisions in Article IV include (i) delivery of notices in electronic communications; (ii) electronic communications to constitute valid notice to stockholders if consented to by the stockholder; and (iii) electronic waivers of notices. Finally revisions to Article VI include a revision to allow for the Company to identify shareholder’s ownership through uncertificated shares.
The foregoing description of the Amended and Restated Bylaws does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Bylaws, which is attached hereto as Exhibit 3.2 and incorporated by reference.

ACTION 3
ADOPT 2006 EQUITY PARTICIPATION PLAN
Effective December 27, 2006, the Board of Directors approved the adoption of the 2006 Equity Participation Plan (the “Plan”), subject to stockholder approval, pursuant to which 15,000,000 shares of common stock is reserved for issuance under the plan. The purpose of the Plan is to enable the Company to offer non-employee directors, officers, other key employees and consultants of the combined company and its subsidiaries and affiliates, equity-based incentives in the combined Company, thereby attracting, retaining and rewarding these participants and strengthening the mutuality of interests between these participants and the combined company’s stockholders. The Plan will permit the Company to keep pace with changing developments in management compensation and make the Company competitive with those companies that offer stock incentives to attract and keep non-employee directors and key employees. Stockholder approval of the Plan also will permit stock options, stock appreciation rights and awards restricted by certain performance criteria to qualify for deductibility under Section 162(m) of the Internal Revenue Code. The Plan will be administered by the board of directors as a whole. The board of directors, has the power to determine the terms of any restricted stock or options granted under the Plan. Grants under the Plan are generally not transferable, and each stock option is generally exercisable during the lifetime of the optionee only by such optionee. The Plan provides for the grant of stock options, including incentive stock options and non-qualified stock options, restricted stock and other equity-based awards. The Plan is included as Exhibit 10.15, to the Form 8-K.
Stock Option Grants
The Board may grant options qualifying as incentive stock options under the Internal Revenue Code and nonqualified stock options. The term of an option will be fixed by the Board, but will not exceed ten years (or five years in the case of an incentive stock option granted to a person beneficially owning shares representing 10% or more of the total combined voting power of all classes of stock of the Company, referred to as a 10% stockholder). The option price for any option will not be less than the fair market value of Common Stock on the date of grant (or 110% of the fair market value in the case of an incentive stock option granted to a 10% stockholder). Generally, the fair market value will be the closing price of the Common Stock on the applicable trading market. Payment for shares purchased upon exercise of a stock option must be made in full at the time of purchase. Payment may be made (i) in cash; (ii) in a cash equivalent acceptable to the Board; (iii) by the transfer to the Company of shares owned by the participant for at least six months on the date of transfer; (iv) with a full-recourse promissory note until such time as the Company has a class of equity securities registered under Section 12 of the Securities Act; (v) if the Common Stock is traded on an established securities market, the Board may approve payment of the exercise price by a broker-dealer or by the option holder with cash advanced by the broker-dealer if the exercise notice is accompanied by the option holder’s written irrevocable instructions to deliver the Common Stock acquired upon exercise of the option to the broker-dealer; or (vi) any other method acceptable to the Board and in compliance with applicable laws.
Restricted Stock
The Board is authorized to grant restricted stock. Restricted stock is a grant of shares of Common Stock which may not be sold or disposed of and which shall be subject to such risks of forfeiture and other restrictions as the Board may impose. Unless otherwise determined by the Board, the purchase price for any restricted stock grant will be 85% of the fair market value of Common Stock on the date of grant or at the time the purchase is consummated (or 100% of the fair market value in the case of restricted stock granted to a 10% stockholder). Generally, the fair market value will be the closing price of the Common Stock on the applicable trading market. Payment for shares purchased pursuant to a restricted stock grant may be made in (i) cash at the time of purchase; (ii) at the discretion of the Board, according to a deferred payment or other similar arrangement with the participant; or (iii) in any other form of legal consideration that may be acceptable to the Board in its discretion. A participant granted restricted stock generally has all of the rights of a stockholder of the Company, unless otherwise determined by the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
As of the Record Date, the Company had 2,209,993 Voting Shares issued and outstanding, consisting entirely of common stock, which for voting purposes are entitled to one vote per share. The Consenting Stockholder is the record and beneficial owner of 1,547,000 shares of the Company’s common stock, which represents approximately 70% of the total number of Voting Shares.
The following table shows the number of shares of Common Stock beneficially owned as of the Record Date, by each person who we know beneficially owns more than 5% of the issued and outstanding shares of our Common Stock, each director and executive officer of the Company and the directors and executive officers as a group.

	Number of
	Shares
	Beneficially		Percent of
Name	Owned		Shares
Timothy P. Halter	1,547,000	(1)	70%
Halter Financial Investments, LP (3)	1,547,000	(2)	70%
Olga Guerra (4)	185,640		8.4
All Executive Officers and Directors as a group (1 person)			70%

(1)
Mr. Halter is a director and our former president. He also is a member of Halter Financial Investments, GP, LLC, the general partner of Halter Financial Investments L.P. Mr. Halter’s address is 12890 Hilltop Road, Argyle, TX 76226.

(2)	Mr. Halter is deemed to beneficially own the shares owned by Halter Financial Investments, L.P.

(3)	The address of Halter Financial Investments is 12890 Hilltop Road, Argyle, TX 76226.

(4)	Olga Guerra’s address is 800 W. Weatherford Street, Fort Worth, Texas 76102.
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the information and reporting requirements of the Exchange Act and in accordance with the Exchange Act, we file periodic reports, documents and other information with the SEC relating to our business, financial statements and other matters. These reports and other information may be inspected and are available for copying at the offices of the SEC, 450 Fifth Street, NW, Washington, DC 20549 or may be accessed on the SEC website at www.sec.gov.